Exhibit 99.1

NEWS RELEASE For immediate release Patrick Johnson 904 598 7422 PatrickJohnson@RegencyCenters.com

Regency Centers Announces Pricing of $250 Million “Green Bond” due 2024

JACKSONVILLE, Fla. (May 13, 2014) – Regency Centers Corporation (“Regency” or the “Company) (NYSE:REG) announced today that its operating partnership, Regency Centers, L.P., priced a public offering of $250 million 3.75% unsecured notes due 2024 (the “Notes). The Notes are due June 15, 2024 and were priced at 99.482%. Interest on the notes is payable semiannually on June 15th and December 15th of each year, with the first payment on December 15, 2014. Net proceeds will be used to fund, in whole or in part, Eligible Green Projects (as defined in the prospectus supplement dated May 13, 2014) including the acquisition, construction, development or redevelopment of these projects. Settlement of the offering is subject to customary closing conditions and is expected to occur on May 16, 2014.

Wells Fargo Securities, LLC; Merrill Lynch, Pierce, Fenner & Smith Incorporated; J.P. Morgan Securities LLC; and US Bancorp Investments, Inc. are acting as joint book-running managers for the transaction. In addition Merrill Lynch, Pierce, Fenner and Smith Incorporated is acting as structuring agent. The co-managers for the offering are Comerica Securities; Mitsubishi UFJ Securities (USA) Inc.; Mizuho Securities USA Inc.; PNC Capital Markets LLC; RBC Capital Markets, Inc.; Regions Securities LLC; SMBC Nikko Securities America, Inc.; and SunTrust Robinson Humphrey Inc.

This offering will be made under the Company’s effective shelf registration statement filed with the Securities and Exchange Commission and only by means of a prospectus supplement and accompanying prospectus meeting the requirements of Section 10 of the Securities Act of 1933. Copies of these documents may be obtained by contacting the underwriters at Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attention: Capital Markets Client Support, toll-free: (800)326-5897 or email: cmclientsupport@wellsfargo.com or Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, email: dg.prospectus_requests@baml.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Regency Centers Corporation (NYSE: REG)

Regency is the preeminent national owner, operator, and developer of high-quality grocery-anchored neighborhood and community shopping centers. With 332 retail properties, the company’s portfolio encompasses over 43.9 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 215 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.